CHARTER OF THE CORPORATE GOVERNANCE COMMITTEE OF

ALMADEN MINERALS LTD. ( the “Company”)

CORPORATE GOVERNANCE COMMITTEE COMPOSITION

The Corporate Governance Committee shall be comprised of Directors who are “unrelated” as defined by the Toronto Stock Exchange (TSX).

RESPONSIBILITIES AND AUTHORITY OF THE CORPORATE GOVERNANCE COMMITTEE

The Committee has the general responsibility for developing the Corporation’s approach to corporate governance.

The Committee shall review and make recommendations to the Board as to any compensation payable to the Board or members thereof.

The Committee shall be responsible for authorizing the defraying of expenses of any director engaging outside counsel at the expense of the Corporation.

The Committee shall, not less frequently than once a year, review and recommend to the Board any matters concerning the size and composition (including nominees) of the Board, size, organization and responsibilities of Board committees and the evaluation process for the Chairman, Board and committees of the Board.

The Committee shall be responsible for administering the Board’s relationship with management including the CEO. The Committee may convene meetings of the Board without management present.